News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Second Quarter 2012 Results

BASKING RIDGE, N.J., August 10, 2012 -- Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended June 30, 2012.

Consolidated revenues totaled $35.4 million for the second quarter of 2012, representing a 7% decline from $37.9 million in the second quarter of 2011. The Company recorded a net loss of $5.5 million, or ($0.08) per share, for the second quarter of 2012 compared to a net loss of $1.6 million, or ($0.02) per share, for the second quarter of 2011. The net loss for the second quarter of 2012 includes $1.6 million of restructuring charges related to our new Portamedic service delivery model.

For the six months ended June 30, 2012, consolidated revenues were $74.2 million compared to $78.5 million in the comparable period of 2011. The Company's net loss for the six months ended June 30, 2012 totaled $8.7 million, or ($0.12) per share, compared to a net loss of $1.7 million, or ($0.02) per share, for the six months ended June 30, 2011. The results for the six months ended June 30, 2012 include $2.2 million of restructuring charges, primarily related to our new Portamedic service delivery model.

Second quarter 2012 revenues by service line:

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Portamedic revenue totaled $24.4 million in the second quarter of 2012, a decline of approximately 9% compared to $26.8 million in the second quarter of 2011, primarily due to an 8% decline in paramedical exams completed during the quarter, along with a 1.9% decrease in revenue per exam.

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Health & Wellness revenue totaled $3.8 million for the second quarter of 2012, a 51% increase from the second quarter of 2011, primarily due to an increase in health screenings completed during the quarter.

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Heritage Labs revenue totaled $2.8 million for the second quarter of 2012, a decrease of approximately 10% compared to the second quarter of 2011, primarily attributable to a decrease in revenue from the Company's lab kit assembly services.

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Hooper Holmes Services revenue totaled $4.4 million for the second quarter of 2012, a decrease of 20% in comparison to the prior year period, primarily due to reduced demand for the Company's medical records collection services.

The Company's cash balance declined by approximately $2.0 million in the second quarter of 2012, primarily attributable to net cash used in operations of approximately $0.9 million and capital expenditures totaling $1.0 million in the second quarter of 2012. As of June 30, 2012, cash and cash equivalents totaled $11.4 million, with no outstanding borrowings under the Company's credit facility.

"The new delivery model we announced in June has been designed to improve our service and we believe it will increase revenue in Portamedic, while reducing our cost structure by approximately $4 million in the second half of 2012. On an annual basis, we have reduced Portamedic's cost structure by approximately $8 million,” said Ransom J. Parker, President and CEO of Hooper Holmes. “At the same time, Health & Wellness experienced continued strong double digit growth in the second quarter, as we completed approximately 70,000 screenings, which is about a 50% increase over second quarter 2011.”

Mr. Parker continued, "Looking to the remainder of this year, we expect to end 2012 with year-over-year growth in the fourth quarter, along with profitability, and we believe we are positioned for sustained profitability in 2013.”

Conference Call

The Company will host a conference call, today, August 10, 2012 at 11:00 a.m. ET to discuss second quarter 2012 results.

To participate in the conference call, please dial 877-941-1427 or internationally 480-629-9664 conference ID 4551285 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on August 10, 2012 until midnight on August 17, 2012, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4551285.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Hooper Holmes Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 9, 2012. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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